EXHIBIT 10.14

EXECUTION COPY
AGREEMENT

                This Agreement is between AutoZone, Inc., a Nevada corporation ("AZO") and Timothy D. Vargo ("Vargo") made as of the 23rd day of May, 2001 (the "Effective Date").

                WHEREAS, due to illnesses in Vargo's family, Vargo has notified AZO that he will not be able to continue acting as President and Chief Operating Officer of AZO;

                WHEREAS, AZO desires Vargo to be available to it to continue to assist with its business;

                THEREFORE, Vargo and AZO for and in consideration of the promises, undertakings and benefits set out in this Agreement ("Agreement"), agree as follows:

                1.   EFFECTIVE DATE.  Vargo resigns as an officer and a director of AZO and each of AZO's subsidiaries as of the Effective Date but shall remain an employee of AZO or a subsidiary until May 25, 2004 ("Termination Date").  During the period from the Effective Date until the Termination Date, Vargo shall provide such services to AZO as are requested by the CEO of AZO.

                2.   TERMINATION OF EMPLOYMENT AGREEMENT. The parties agree that the Amended and Restated Employment and Non-Compete Agreement dated August 31, 1999 (the "Prior Agreement") between the parties shall be deemed to be amended and restated by this Agreement, and after the execution of this Agreement, neither party hereto shall have any rights under the Prior Agreement.

                3.   BENEFITS. In consideration for the services to be provided to AZO by Vargo under this Agreement, AZO agrees to confer or have a subsidiary confer, the following benefits in Vargo's favor:

A.	For the period beginning on the Effective Date and ending on August 25, 2001, Vargo shall continue to receive his current salary ($500,000 gross on an annual fiscal basis) to be paid at the same time as AZO's executive officers;

B.	Beginning August 26, 2001, until the Termination Date, Vargo shall receive an annualized gross salary of $102,068.80 to be paid in installments every two weeks at the same time as AZO's executive officers are paid (except for pay for the period ended August 31, 2002, which will be for one week, and then again every two weeks thereafter);
C.	For the 2001 fiscal year, Vargo shall receive a bonus calculated in accordance with the AutoZone, Inc., Executive Incentive Compensation Plan, for the period beginning from the beginning of the 2001 fiscal year to the Effective Date, that shall be paid when AZO pays bonuses for fiscal year 2001 to its executive officers, and shall not be eligible for a bonus thereafter; and
D.	All other benefits received by full-time employees of AZO.
                The stock option agreements between Vargo and AZO shall continue to be governed by the terms and conditions contained in such agreements.  All vacation shall be deemed used at the time of the Termination Date.

                The parties understand that applicable local, state, and federal tax deductions and withholdings will be made from all of the appropriate payments and exercises of stock options.

                4.   NON-COMPETE.  Vargo further agrees that he will not, for the period beginning on the date of execution of this Agreement and ending on the Termination Date, be engaged in or concerned with, directly or indirectly, any business related to or involved in the wholesale or retail sale or distribution of auto parts and accessories, chemicals, or motor oil, operating in the automobile aftermarket in any state or geographical area in which AZO or a subsidiary operates now or shall operate during the term of the non- compete agreement (herein called "Competitor"), as an employee, consultant, beneficial or record owner (other than as an owner of less than 1% of an entity's issued and outstanding securities traded on a securities exchange registered as such with the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934), partner, joint venturer, officer or agent of the Competitor.

                The parties acknowledge and agree that the time, scope, geographic area and other provisions of this Non-Compete section have been specifically negotiated by sophisticated commercial parties and specifically hereby agree that such time, scope, geographic area and other provisions are reasonable under the circumstances.

                Further, Vargo agrees not to hire, for himself or any other entity, encourage anyone or entity to hire, or entice away from AZO any employee of AZO or a subsidiary of AZO, during the term of this non-compete agreement.

                In the event of breach by Vargo of any provision of this Paragraph 6 "NON-COMPETE", Vargo acknowledges that such breach will cause irreparable damage to AZO, the exact amount of which will be difficult or impossible to ascertain, and that remedies at law for any such breach will be inadequate. Accordingly, AZO shall be entitled, in addition to any other rights or remedies existing in its favor, to obtain, without the necessity for any bond or other security, specific performance and/or injunctive relief in order to enforce, or prevent breach of any such provision and AZO shall be entitled to the remedies set forth in the section entitled "Remedies".

                5.   CONFIDENTIALITY.  Unless otherwise required by law, Vargo shall hold in confidence any proprietary or confidential information obtained by him during his employment with AZO, which shall include, but not be limited to, information regarding AZO's present and future business plans, systems, operations and personnel matters.

                6.   COMPLETE AGREEMENT.  This Agreement contains the entire agreement between the parties with respect to the matters covered herein and is intended to integrate and merge all prior understandings, discussions and negotiations.  No other agreements, oral or written, relating to the subject matter contained herein shall be binding upon or enforceable against any of the parties.  This Agreement and the documents executed pursuant to it may be amended only in a writing signed by authorized representatives of the parties.  No provision of this Agreement or any document executed pursuant to it may be waived except in a writing signed by authorized representatives of the parties.  The sections of this Agreement taken as a whole are intended to represent a single agreement.

                This Agreement shall be governed and construed by the laws of the State of Tennessee, without regard to its choice of law rules.  The parties agree that the only proper venue for any dispute under this Agreement shall be Shelby County, Tennessee.

                7. TERMINATION WITH CAUSE.  AZO shall have the right to terminate this Agreement and Vargo's employment with AZO for Cause at any time.  Upon such termination for Cause, Vargo shall have no right to receive any compensation, salary, or bonus and shall immediately cease to receive any benefits (other than those as may be required pursuant to the AutoZone, Inc Associates' Pension Plan or by law) and any stock options shall be governed by the respective stock option agreements in effect between Vargo and AZO at that time.  "Cause" shall mean the willful engagement by Vargo in conduct which is demonstrably or materially injurious to AZO, monetarily or otherwise.  For this purpose, no act or failure to act by Vargo shall be considered "willful" unless done, or omitted to be done, by Vargo not in good faith and without reasonable belief that his action or omission was in the best interest of AZO.

                8.  SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND OBLIGATIONS.  The representations, warranties, and obligations of the parties pursuant to this Agreement shall survive the execution hereof and this Agreement shall continue to be binding upon and enforceable against each of the parties, their successors, heirs, executors, and assigns.  The rights and benefits of Vargo hereunder shall inure to the benefit of his heirs and estate and after Vargo's death, his estate shall have the right to receive the Benefits as are required by law, and to the extent allowed by their terms, shall have the rights set forth in the Stock Option Agreements. Notwithstanding, all payments provided for hereunder shall cease at the death of Vargo.

                9.  REMEDIES.  Vargo acknowledges and agrees that any remedy at law for a breach of any obligation herein may be inadequate and that AZO shall be entitled to any and all equitable relief, including, but not limited to, injunctive relief.  In the event Vargo breaches this Agreement in any way, any unpaid Benefits shall immediately terminate and Vargo shall forfeit any then unexercised option rights.

                In addition, the parties agree to execute on or after the date of the execution of this Agreement any and all reasonable additional documents as requested by the other or its counsel to effectuate the purposes hereof.

                IN WITNESS WHEREOF, the respective parties execute this Agreement.

AUTOZONE, INC.
By:	/s/ Steve Odland	/s/ Timothy D. Vargo
Title:	Chairman, President & CEO	Timothy D. Vargo 5-22-2001 Date
By:	/s/ Harry Goldsmith
Title:	Senior Vice President, General Counsel & Secretary